Exhibit 11.2

Consent of the Independent Auditor

We consent to the use in this amended Regulation A Offering Circular on Form 1-A of Fundrise Equity REIT, LLC of our report dated March 22, 2017, relating to our audits of the financial statements as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the year ending December 31, 2016 and for the period June 30, 2015 (inception) through December 31, 2015, and to the reference to our firm under the heading “Experts” in such amended Offering Circular on Form 1-A.

McLean, Virginia

May 3, 2017